Exhibit 3.1

CERTIFICATE OF DESIGNATIONS

OF SERIES B PREFERRED STOCK OF

THE WILLIAMS COMPANIES, INC.

(PURSUANT TO SECTION 151 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE)

The undersigned officers of THE WILLIAMS COMPANIES, INC. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, certify that pursuant to the authority contained in the Amended and Restated Certificate of Incorporation of the Corporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation duly approved and adopted on July 11, 2018 the following resolution, which resolution remains in full force and effect on the Original Issue Date:

RESOLVED, that the Board of Directors hereby creates, authorizes, and provides for the issuance of shares of a new series of Preferred Stock (as such term is used in the Corporation’s Certificate of Incorporation) out of the unissued shares of such Preferred Stock, and that the designation and number of shares thereof, the powers, preferences, and relative, participating, optional or other rights of such shares and the qualifications, limitations, and restrictions thereof, are as follows:

Section 1 Designation and Amount. Thirty-five thousand (35,000) shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated as “Series B Non-Voting Perpetual Preferred Stock”, par value $1.00 per share (the “Series B Preferred Stock”), with such powers, designations, preferences and relative, participating, optional or other rights and qualifications, limitations, or restrictions thereof, as are stated and expressed herein. Such number of shares may be increased or decreased only in accordance with Section 5(B); provided, that no decrease shall reduce the number of shares of Series B Preferred Stock to a number less than that of the shares of Series B Preferred Stock then outstanding plus the number of shares of Series B Preferred Stock reserved for issuance upon the exercise of any outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into shares of Series B Preferred Stock.

Section 2 Ranking. The Series B Preferred Stock will, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank: (i) on a parity with each class or series of capital stock of the Corporation the terms of which expressly provide that such class or series will rank pari passu with the Series B Preferred Stock as to dividend rights or rights on liquidation, winding-up and dissolution or the Corporation, as applicable (collectively referred to as “Parity Securities”), (ii) senior to the Common Stock and each other class or series of capital stock of the Corporation outstanding or established after the Effective Date by the Corporation the terms of which do not expressly provide that it ranks senior to or pari passu with the Series B Preferred Stock as to dividend rights or as to rights on liquidation, winding-up and dissolution of the Corporation, as applicable (collectively referred to as “Junior Securities”), and (iii) junior to each other class or series of capital stock of the Corporation outstanding or established after the Effective Date by the Corporation the terms of which expressly provide that it ranks senior to the Series B Preferred Stock as to dividend rights or as to rights on liquidation, winding-up and dissolution of the Corporation, as applicable (collectively referred to as “Senior Securities”).

Section 3 Definitions. The following terms are used in this Certificate of Designations as defined below:

(A) “Acquiror Common Stock” has the meaning set forth in Section 9.

(B) “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

(C) “Board of Directors” means the board of directors of the Corporation.

(D) “Business Day” means any day other than a Saturday, Sunday or any other day on which banks in the State of New York are generally required or authorized by law to be closed.

(E) “Certificate of Designations” means this Certificate of Designations of Series B Preferred Stock.

(F) “Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Corporation, as may be amended from time to time.

(G) “Commission” means the Securities and Exchange Commission.

(H) “Common Stock” means the Corporation’s Common Stock, par value $1.00 per share.

(I) “Common Stock Equivalents” has the meaning set forth in Section 11(C)(ii).

(J) “Conversion Date” has the meaning set forth in Section 11(B).

(K) “Conversion Ratio” has the meaning set forth in Section 11(A).

(L) “Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock in accordance with the terms hereof.

(M) “Corporation” means The Williams Companies, Inc.

(N) “Deficiency Notice” has the meaning set forth in Section 11(C)(ii).

(O) “Dividend Period” has the meaning set forth in Section 4(A).

(P) “DTC” has the meaning set forth in Section 11(B).

(Q) “DWAC Delivery” has the meaning set forth in Section 11(B).

(R) “Effective Date” has the meaning set forth in Section 17.

(S) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

(T) “Foundation” means The Williams Companies Foundation, Inc., an Oklahoma corporation.

(U) “Holder” means the Person in whose name the shares of Series B Preferred Stock are registered, which may be treated by the Corporation as the absolute owner of the shares of Series B Preferred Stock for the purpose of making payment and settling conversions and for all other purposes.

(V) “Junior Securities” has the meaning set forth in Section 2.

(W) “Liquidation Preference” means $1,000 per share (as shall be appropriately adjusted for any stock split, stock dividend, reverse stock split, reclassification or other similar transaction).

(X) “Notice of Conversion” has the meaning set forth in Section 11(B).

(Y) “Original Issue Date” means the date on which shares of Series B Preferred Stock are first issued.

(Z) “Parity Securities” has the meaning set forth in Section 2.

(AA) “Person” or “person” shall mean any individual, firm, partnership, limited liability company, corporation, trust, joint venture, unincorporated organization or other entity, including any successor (by merger or otherwise) of such entity.

(BB) “Quarterly Dividend Payment Date” has the meaning set forth in Section 4(A).

(CC) “Record Date” has the meaning set forth in Section 4(C).

(DD) “Redemption Date” shall mean, in the case of any redemption of any shares of Series B Preferred Stock, the date fixed for redemption of such shares.

(EE) “Reorganization” has the meaning set forth in Section 9.

(FF) “Reserved Shares” has the meaning set forth in Section 11(C)(ii).

(GG) “Securities Act” means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

(HH) “Senior Securities” has the meaning set forth in Section 2.

(II) “Series B Preferred Stock” has the meaning set forth in Section 1.

(JJ) “Share Delivery Date” has the meaning set forth in Section 11(C)(i).

(KK) “Share Dilution Amount” has the meaning set forth in Section 4(E).

(LL) “Subsidiary” with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person.

(MM) “Surviving Entity” has the meaning set forth in Section 9.

(NN) “Trading Day” means a day during which trading in securities generally occurs on the New York Stock Exchange or, if the applicable security is not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which such security is then listed or, if such security is not listed on a national or regional securities exchange, on the principal other market on which such security is then traded. If the applicable security is not so listed or traded, “Trading Day” shall mean a Business Day.

(OO) “Transfer” means any direct or indirect sale, exchange, transfer, encumbrance, redemption, gift, pledge, hypothecation, assignment, usufruct or other disposition (whether directly or indirectly, whether with or without consideration and whether voluntarily or involuntarily or by operation of law) of any shares of Series B Preferred Stock or any interest (legal or beneficial) therein.

(PP) “Ultimate Parent” has the meaning set forth in Section 9.

(QQ) “VWAP” per share of any security on any Trading Day means the per share volume-weighted average price of such security as reported by Bloomberg Financial L.P. (or its equivalent successor if not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Trading Day as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose. The “average VWAP” means the average of the VWAP for each Trading Day in the relevant period.

(RR) “Withdrawal Notice” has the meaning set forth in Section 11(C)(ii).

Section 4 Dividends and Distributions.

(A) Dividends on the shares of Series B Preferred Stock will not be mandatory. Subject to the prior payment in full of the preferential amounts to which any Senior Securities are entitled with respect to dividends, Holders of shares of Series B Preferred Stock shall be entitled to receive on each share of Series B Preferred Stock, when, as and only if declared by the Board of Directors (or any duly authorized committee of the Board of Directors)

out of funds legally available for the purpose, non-cumulative cash dividends with respect to any Dividend Period (as defined below) at a rate of 7.25% per annum on the Liquidation Preference per share of Series B Preferred Stock. Such dividends, when, as and only if declared by the Board of Directors, shall be payable quarterly in arrears on the 15th day of March, June, September and December, (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing with the first such Quarterly Dividend Payment Date to occur at least twenty (20) calendar days after the Original Issue Date. In the event that any Quarterly Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date (if any) will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. The period from and including any Quarterly Dividend Payment Date to, but excluding, the next Quarterly Dividend Payment Date is a “Dividend Period”, provided that the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the first Quarterly Dividend Payment Date.

(B) The amount of dividends payable on the shares of Series B Preferred Stock on any date with respect to any Dividend Period, and for the initial Dividend Period, in each case if so declared, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

(C) Each dividend will be payable to Holders on the date and time fixed by the Board of Directors (or any duly authorized committee of the Board of Directors), which date and time shall be not more than 60 calendar days prior to such Quarterly Dividend Payment Date (the “Record Date”). Any such day that is a Record Date shall be a Record Date whether or not such day is a Business Day.

(D) Dividends on the shares of Series B Preferred Stock shall not be cumulative. Holders of shares of Series B Preferred Stock shall not be entitled to receive any dividends not declared by the Board of Directors (or any duly authorized committee of the Board of Directors), and no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend not so declared. If the Board of Directors (or any duly authorized committee of the Board of Directors) does not declare a dividend on the shares of Series B Preferred Stock to be payable in respect of any Dividend Period before the related Quarterly Dividend Payment Date, such dividend will not accrue and the Corporation will have no obligation to pay a dividend for that Dividend Period on the Quarterly Dividend Payment Date or at any future time, whether or not dividends on the shares of Series B Preferred Stock are declared for any future Dividend Period.

(E) Except as otherwise provided in this Section 4(E), so long as any shares of Series B Preferred Stock are outstanding, no dividends shall be declared, paid, or set aside for payment on shares of Common Stock or any other Junior Securities (other than dividends payable solely in shares of, or options, warrants or rights to subscribe for or purchase, Junior Securities) or any Parity Securities, and no Common Stock, other Junior Securities or Parity Securities shall be, directly or indirectly purchased, redeemed or otherwise acquired by the Corporation or any of its Subsidiaries, in each case, during any fiscal quarter, unless a dividend has been declared by the Board of Directors on the shares of Series B Preferred Stock during such fiscal quarter for the latest completed Dividend Period in accordance with Section 4(A)

above and any such declared but unpaid dividend on the shares of Series B Preferred Stock is contemporaneously paid in full (or a sum sufficient for the payment thereof has been set aside). The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Securities in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset the Share Dilution Amount (as defined below) pursuant to a publicly announced repurchase plan) and consistent with past practice, provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount; (ii) any dividends of rights or shares of Junior Securities or Parity Securities in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; (iii) the direct or indirect acquisition by the Corporation or any of its Subsidiaries of record ownership of shares of Junior Securities or Parity Securities for the beneficial ownership of any other persons (other than the Corporation or any of its Subsidiaries), including as trustees or custodians; (iv) the exchange or conversion of shares of Junior Securities for or into other shares of Junior Securities or of Parity Securities for or into shares of other Parity Securities (with the same or lesser aggregate liquidation amount) or Junior Securities or (v) the purchase or other acquisition for consideration of any shares of Series B Preferred Stock or any Parity Securities in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes. “Share Dilution Amount” means the increase in the number of diluted shares of Common Stock outstanding (determined in accordance with generally accepted accounting principles in the United States, and as measured from the date of the Corporation’s consolidated financial statements most recently filed with the Commission prior to the Original Issue Date) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

(F) Declared and unpaid dividends on the shares of Series B Preferred Stock shall not bear interest. Dividends paid on the shares of Series B Preferred Stock in an amount less than the total of such dividends at the time declared and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

(G) Holders of shares of Series B Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on the shares of Series B Preferred Stock as specified in this Section 4.

Section 5 No Voting Rights.

(A) Except as otherwise provided in Section 5(B), the Holders of shares of Series B Preferred Stock will not have any voting rights, including the right to elect any directors, and their consent shall not be required for taking any corporate action, in each case, except as required by applicable law.

(B) Notwithstanding anything in Section 5(A) to the contrary, so long as any shares of Series B Preferred Stock remain outstanding, the Corporation will not, either directly or indirectly or through merger or consolidation with any other corporation or other entity, without the affirmative vote at a meeting or the written consent of the Holders of a majority of the shares of Series B Preferred Stock then outstanding, voting or consenting together as a separate class, (i) increase or decrease the aggregate number of authorized shares of Series B Preferred Stock or (ii) amend, alter or change any of the provisions of this Certificate of Designations or the Corporation’s Certificate of Incorporation, in either case, so as to affect adversely the powers, preferences, or special rights of the shares of Series B Preferred Stock.

Section 6 Reacquired Shares. Any shares of Series B Preferred Stock purchased, redeemed, or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their retirement become authorized but unissued shares of Preferred Stock undesignated as to series and issuable in accordance with the Corporation’s Certificate of Incorporation and applicable law.

Section 7 Liquidation, Dissolution or Winding Up.

(A) Subject to the prior payment in full of the preferential amounts to which any Senior Securities as to rights on liquidation, winding-up and dissolution of the Corporation are entitled, in the event the Corporation voluntarily or involuntarily liquidates, dissolves, or winds up, the Holders of shares of Series B Preferred Stock then outstanding shall be entitled to receive, after all debts, liabilities, and obligations of the Corporation have been paid, satisfied or discharged or adequate provision for the payment and discharge thereof shall otherwise be made, an amount in cash or in-kind, as determined by the Board of Directors, or a combination thereof, per share equal to the Liquidation Preference per share of Series B Preferred Stock, plus an amount equal to any declared and unpaid dividends thereon, out of assets legally available for distribution to the Corporation’s stockholders, which amounts shall be in preference to any amount payable to shares of Junior Securities. The Holders of shares of Series B Preferred Stock shall be entitled to no other or further distribution of or participation in any remaining assets of the Corporation after receiving in full the amount set forth in the immediately preceding sentence. The Corporation shall notify each Holder of the amount it has calculated as the Liquidation Preference per share of Series B Preferred Stock and any amount to be paid with respect to declared and unpaid dividends by first-class mail, postage prepaid, addressed to the Holders at their respective last addresses appearing on the books of the Corporation. Such mailing shall be made not later than five Business Days before the first liquidating distribution is made on shares of Series B Preferred Stock.

(B) In the event the assets of the Corporation available for distribution to stockholders upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of Series B Preferred Stock and the corresponding amounts payable on any shares of Parity Securities, Holders of shares of Series B Preferred Stock and the holders of such shares of Parity Securities shall share ratably in any distribution of assets of the Corporation in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

(C) The Corporation’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Corporation, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the Corporation’s property or business will not constitute a liquidation, dissolution or winding- of up of the Corporation for purposes of this Section 7.

Section 8 Maturity. The shares of Series B Preferred Stock shall be perpetual unless redeemed or converted in accordance with this Certificate of Designations.

Section 9 Consolidation, Merger, etc. If the Corporation shall enter into any consolidation, merger, combination or any similar transaction (any such transaction, a “Reorganization”) in which (A) the outstanding shares of Common Stock are exchanged for or converted into other stock, securities, cash and/or any other property and (B) an entity other than the Corporation is the surviving entity (the “Surviving Entity”), or the Corporation becomes, or the Surviving Entity is, a Subsidiary of another entity (the “Ultimate Parent”), then, except as provided below, at the sole option of the Corporation and without any action or consent on the part of any Holder, in any such Reorganization (and any agreements entered into in order to effect such Reorganization shall provide that) each outstanding share of Series B Preferred Stock shall be converted into one of the following: (i) the right to receive a “mirror” preferred share or equivalent equity security of the Surviving Entity or of the Ultimate Parent (as applicable, the “Acquiror Preferred Stock”) (with substantially the same powers, designations, preferences and relative, participating, optional or other rights and qualifications, limitations, or restrictions thereof, as the Series B Preferred Stock, but with references to the “Corporation” meaning the Surviving Entity or the Ultimate Parent, as the case may be, and references to “Common Stock” meaning the Acquiror Common Stock), with such voting rights as shall be determined by the Corporation in its sole discretion, (ii) the right to receive a number of shares of common stock (or an equivalent equity interest) of the Surviving Entity or the Ultimate Parent, as applicable (the “Acquiror Common Stock”), equal to (x) $1,000, plus the per share amount of any declared and unpaid dividends on the shares of Series B Preferred Stock divided by (y) the average VWAP of a share of Acquiror Common Stock for the ten (10) Trading Days prior to the closing date of the Reorganization or (iii) the right to receive an amount equal to (x) the consideration payable per share of Common Stock in such Reorganization multiplied by (y) the Conversion Ratio (as defined below), assuming the Conversion Date is the date that is five Business Days prior to the closing of the Reorganization; provided that, notwithstanding the foregoing, if the Foundation holds any shares of Series B Preferred Stock at the time of such Reorganization, each outstanding share of Series B Preferred Stock shall be converted into, at the sole option of the Corporation and without any action or consent on the part of any Holder, the right to receive (a) shares of Acquiror Preferred Stock or Acquiror Common Stock with a fair market value (such fair market value to be determined by a third-party appraiser selected by the Corporation, subject to the Foundation’s approval, which such approval shall not be unreasonably withheld or delayed) equivalent to, or (b) cash in an amount equal to, in each case the greater of (1) $1,000 per share, plus the per share amount of any declared and unpaid dividends on the shares of Series B Preferred Stock and (2) the fair market value of a share of Series B Preferred Stock as determined by a third-party appraiser selected by the Corporation, subject to the Foundation’s approval, which such approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, in the event that the Corporation becomes a Subsidiary of the Ultimate Parent as a result of a Reorganization, the Corporation may elect to leave the shares of Series B Preferred Stock outstanding as the Series B Preferred Stock of the Corporation.

Section 10 Redemption at the Option of the Corporation.

(A) Optional Redemption. At any time on or after the tenth anniversary of the Original Issue Date, the Corporation at its option may redeem the outstanding shares of Series B Preferred Stock in whole (but not in part), at a price per share equal to $1,000, plus the per share amount of any declared and unpaid dividends thereon, payable in cash out of funds legally available therefor; provided that if any shares of Series B Preferred Stock are held by the Foundation at the time of such redemption, the price for redemption of each share of Series B Preferred Stock shall be the greater of (i) $1,000 per share, plus the per share amount of any declared and unpaid dividends thereon and (ii) the then-fair market value of a share of Series B Preferred Stock as determined by a third-party appraiser selected by the Corporation, subject to the Foundation’s approval, which such approval shall not be unreasonably withheld or delayed.

(B) Notice and Effectiveness of Redemption.

(i) If the Corporation shall elect to redeem the shares of Series B Preferred Stock pursuant to this Section 10, notice of such election to redeem shall be given to each Holder of shares of Series B Preferred Stock. Neither the failure to mail any notice required by this paragraph, nor any defect therein or in the mailing thereof to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other Holders. Such redemption notice shall be given to each such Holder not less than 30 calendar days and not more than 60 calendar days before the scheduled Redemption Date.

(ii) Each such notice shall state, as appropriate: (1) the Redemption Date established by the Corporation; (2) the place or places at which certificates (if any) for such shares are to be surrendered for cash (and instructions for delivery); and (3) the redemption price payable on such Redemption Date calculated in accordance with Section 10(A).

(iii) Notice having been provided as set forth in Section 10(B)(ii) above, from and after the Redemption Date (unless the Corporation shall fail to pay the redemption price or otherwise irrevocably deposit or set aside a sum sufficient to pay the redemption price for the shares of Series B Preferred Stock), (1) said shares shall no longer be deemed to be outstanding, and (2) all rights of the Holders thereof as Holders of shares of Series B Preferred Stock shall cease and terminate (except the right to receive the cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required); provided, however, that if the Redemption Date for any shares of Series B Preferred Stock occurs after any Record Date and on or prior to the related Quarterly Dividend Payment Date (to the extent a dividend is declared by the Board of Directors or any duly authorized committee of the Board of Directors), the full dividend declared and payable on such Quarterly Dividend Payment Date (if any) in respect of such shares of Series B Preferred Stock called for redemption shall be payable on such Quarterly Dividend Payment Date to the Holders entitled thereto notwithstanding the prior redemption of such shares, and shall not be payable as part of the redemption price for such shares. The Corporation’s obligation to make available the cash necessary to effect the redemption in accordance with the preceding sentence shall be deemed fulfilled if, on or before the applicable Redemption Date, the Corporation shall irrevocably deposit in trust with a bank or trust company (which may not be an Affiliate of the Corporation) that has, or is an Affiliate of a bank or trust company that has, a capital and surplus of at least $250,000,000, such amount of cash as is necessary for such redemption, plus, if such Redemption Date occurs after any Record Date and on or prior to the related Quarterly Dividend Payment Date (to the extent a dividend is declared by the Board of Directors or any duly authorized committee of the Board of Directors), such amount of cash as is necessary to pay the dividend payable on such Quarterly Dividend Payment Date in respect of such shares of Series B Preferred Stock called for redemption, with irrevocable instructions that such cash be applied to the redemption of the shares of Series B Preferred Stock so called for redemption and, if applicable, the payment of such dividend. No interest shall accrue for the benefit of the Holders of shares of Series B Preferred Stock to be redeemed on any cash so set aside by the Corporation.

(iv) Subject to applicable abandoned property, escheat, or similar law, any such cash unclaimed at the end of two years from the Redemption Date shall revert to the general funds of the Corporation, after which reversion the Holders of shares of Series B Preferred Stock so called for redemption shall look only to the general funds of the Corporation for the payment of such cash. The Corporation shall not be liable to any Holder of shares of Series B Preferred Stock for any redemption proceeds or other amount duly delivered to a public official pursuant to applicable abandoned property, escheat, or similar law.

(C) Certificated Shares. If the shares of Series B Preferred Stock are certificated, then, as promptly as practicable after the surrender in accordance with such notice of the certificates for any such shares of Series B Preferred Stock to be so redeemed, properly endorsed or assigned for transfer (if the Corporation shall so require and the notice shall so state), such certificates shall be exchanged for cash (without interest thereon) for which such shares have been redeemed in accordance with such notice.

(D) No Sinking Fund. The shares of Series B Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of shares of Series B Preferred Stock will have no right to require redemption or repurchase of any shares of Series B Preferred Stock.

Section 11 Conversion at the Option of Holder.

(A) Conversion. On or after the tenth anniversary of the Original Issue Date, each share of Series B Preferred Stock shall be convertible, at any time and from time to time from and after such date, at the option of the Holder thereof, into a number of shares of Common Stock equal to the Conversion Ratio in effect on the applicable Conversion Date (subject to Section 11(C)(ii)); provided that no shares of Series B Preferred Stock may be converted into Common Stock (or Common Stock Equivalents) at any time that any shares of Series B Preferred Stock are held by the Foundation. The “Conversion Ratio” for each share of Series B Preferred Stock shall be equal to (i) $1,000 per share, plus the per share amount of any declared and unpaid dividends thereon as of the Conversion Date, divided by (ii) the greater of (a) the average VWAP per share of the Common Stock during the ten (10) Trading Days preceding the Conversion Date and (b) $27.17 (as shall be appropriately adjusted for any stock split, stock dividend, reverse stock split, reclassification or other similar transaction with respect to the Common Stock).

(B) Conversion Notice. A Holder of shares of Series B Preferred Stock shall effect a conversion by providing the Corporation with the form of conversion notice (via overnight courier, facsimile or email) attached hereto as Annex A (a “Notice of Conversion”), duly completed and executed. For purposes of clarification, the Corporation or its transfer agent shall not require a Holder of shares of Series B Preferred Stock to obtain a medallion guaranty, notary attestation or any similar deliverable in order to effectuate the conversion of all or a portion of such Holder’s shares of Series B Preferred Stock. The Notice of Conversion must specify at least a number of shares of Series B Preferred Stock to be converted equal to the lesser of (x) 100 shares and (y) the number of shares of Series B Preferred Stock then held by the Holder. Provided the Corporation’s Common Stock transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, the Notice of Conversion may specify, at the Holder’s election, whether the applicable Conversion Shares shall be credited to the account of the Holder’s prime broker with DTC through its Deposit Withdrawal Agent Commission system (a “DWAC Delivery”). The date on which a conversion of shares of Series B Preferred Stock shall be deemed effective (the “Conversion Date”) shall be the Trading Day that the Notice of Conversion, completed and executed, and a copy of the original certificate(s) representing such shares of Series B Preferred Stock being converted, are sent (via overnight courier, facsimile or email) to, and received during regular business hours by, the Corporation. The calculations set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.

(C) Mechanics of Conversion.

(i) Delivery of Certificate or Electronic Issuance Upon Conversion. Not later than three (3) Trading Days after the applicable Conversion Date, or, if the Holder requests the issuance of physical certificate(s), two (2) Trading Days after receipt by the Corporation of the original certificate(s) representing such shares of Series B Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion (the “Share Delivery Date”), the Corporation shall: (a) deliver, or cause to be delivered to the converting Holder a physical certificate or certificates representing the number of shares of Common Stock into which such shares of Series B Preferred Stock have been converted, or (b) in the case of a DWAC Delivery, cause to be electronically transferred such Conversion Shares by crediting the account of the Holder’s prime broker with DTC through its DWAC system. In the event less than all of the shares of Series B Preferred Stock represented by any one certificate are to be converted, then upon surrender of such certificate in accordance with this Section 11, the Corporation shall also issue and deliver to the holder of such certificate a new certificate representing the shares of Series B Preferred Stock not so converted. Until surrendered in accordance with this Section 11, any certificate or certificates that, immediately prior to the Conversion Date, represented shares of Series B Preferred Stock shall, from and after such Conversion Date, represent only (i) the number of shares of Common Stock into which such shares of Series B Preferred Stock have been converted without any further action on the part of any Holder or the Corporation, and (ii) in the event less than all of the shares of Series B Preferred Stock represented by a certificate have not been so converted, then such certificate shall also represent the shares of Series B Preferred Stock that have not been so converted.

(ii) Reservation of Shares Issuable Upon Conversion. The Corporation has reserved, solely for the purpose of providing for conversion of shares of Series B Preferred Stock, one million, two hundred and eighty-eight thousand, one hundred and eighty-six (1,288,186) shares (as shall be appropriately adjusted for any stock split, stock dividend, reverse stock split, reclassification or other similar transaction) of Common Stock (the “Reserved Shares”) out of its authorized but unissued shares of Common Stock, and such Reserved Shares shall be used for no purpose other than providing for conversion of shares of Series B Preferred Stock.

(iii) Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of shares of Series B Preferred Stock. As to any fraction of a share which a Holder would otherwise be entitled to receive upon such conversion, the Corporation shall pay an amount in cash in lieu of such fractional share equal to such fraction multiplied by the average VWAP per share of the Common Stock during the ten (10) Trading Days preceding the Conversion Date.

(iv) Transfer Taxes. The issuance and delivery of certificates for shares of Common Stock upon conversion of shares of Series B Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect or the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder(s) of such shares of Series B Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(D) Status as Stockholder. Upon each Conversion Date (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time): (i) the shares of Series B Preferred Stock being converted on the Conversion Date shall automatically be converted into shares of Common Stock; and (ii) the Holder’s rights as a holder of such converted shares of Series B Preferred Stock shall cease and terminate, except only the right to receive the shares of Common Stock into which such shares of Series B Preferred Stock have been converted in accordance with this Section 11, and, upon surrender of any certificate or certificates of such Holder (or lost certificate affidavit and agreement) therefore, to receive the certificate or certificates or electronic delivery of such shares of Common Stock as set forth in this Section 11.

Section 12 Fractional Shares. Except as provided in Section 11(C)(iv), the shares of Series B Preferred Stock may be issued in fractions of a share which shall entitle the Holder, in proportion to such Holder’s fractional shares, to exercise the limited voting rights set forth in this Certificate of Designations, receive dividends, participate in distributions and to have the benefit of all other rights of Holders of shares of Series B Preferred Stock.

Section 13 Transfer. A Holder of shares of Series B Preferred Stock may only Transfer such Holder’s shares of Series B Preferred Stock (i) to the Corporation or any Subsidiary of the Corporation or (ii) otherwise in a transaction pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and in accordance with applicable state securities laws, subject to compliance with the other requirements of this Certificate of Designation, including this Section 13 and the terms and conditions of the legend set forth in Section 14 below; provided that in no event shall such Transfer be made if such Transfer, or such Transfer together with any other Transfers, would result in the Corporation being required to register the Series B Preferred Stock under Section 12 of the Exchange Act or would otherwise trigger or subject the Corporation, or any Subsidiary or other Affiliate of the Corporation, to the registration requirements of the Exchange Act with respect to the Series B Preferred Stock.

Section 14 Legend.

(A) Each certificate representing shares of Series B Preferred Stock shall bear the following legend:

THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL, OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS. THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO THE OBLIGATIONS AND RESTRICTIONS STATED IN, AND ARE TRANSFERABLE ONLY IN ACCORDANCE WITH, THE PROVISIONS OF THE CERTIFICATE OF DESIGNATIONS OF SERIES B PREFERRED STOCK AND THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION (AS EACH MAY BE AMENDED FROM TIME TO TIME). THE TERMS OF THE CERTIFICATE OF DESIGNATIONS OF SERIES B PREFERRED STOCK AND THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION (AS EACH MAY BE AMENDED FROM TIME TO TIME) ARE HEREBY INCORPORATED HEREIN BY REFERENCE.

Holders of shares of Series B Preferred Stock in book-entry form shall be sent a notice including a statement in substantially the form of the foregoing.

(B) In addition to the legend required by Section 14(A), each certificate representing shares of Series B Preferred Stock shall bear the following legend, unless such share has been Transferred pursuant to a registration statement that has been declared effective under the Securities Act (and which continues to be effective at the time of such Transfer) or Transferred pursuant to Rule 144 under the Securities Act or any similar provision then in force (subject to the documentation requirements set forth in the legend below), or unless otherwise agreed by the Corporation in writing, with written notice thereof to the transfer agent for the Series B Preferred Stock:

THE SHARES OF SERIES B PREFERRED STOCK (OR THEIR PREDECESSORS) EVIDENCED HEREBY WERE ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THE SHARES OF SERIES B PREFERRED STOCK, AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE SERIES B PREFERRED STOCK, HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OR ANY STATE SECURITIES LAWS.

ACCORDINGLY, THE SHARES OF SERIES B PREFERRED STOCK EVIDENCED HEREBY MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (I) TO THE CORPORATION OR ANY SUBSIDIARY (AS DEFINED IN THE CERTIFICATE OF DESIGNATIONS OF SERIES B PREFERRED STOCK OF THE CORPORATION) THEREOF, (II) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, (III) PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OR (IV) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT, IN THE CASE OF CLAUSES (III) AND (IV), TO THE RIGHTS OF THE ISSUER PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO THE ISSUER FROM THE TRANSFEROR AND/OR TRANSFEREE RELATING TO COMPLIANCE WITH SUCH TRANSFER RESTRICTIONS; PROVIDED THAT IN NO EVENT MAY ANY TRANSFER OF ANY SHARES OF SERIES B PREFERRED STOCK BE MADE IF SUCH TRANSFER, OR SUCH TRANSFER TOGETHER WITH ANY OTHER TRANSFERS, WOULD RESULT IN THE ISSUER BEING REQUIRED TO REGISTER THE SERIES B PREFERRED STOCK UNDER SECTION 12 OF THE EXCHANGE ACT OR OTHERWISE TRIGGER OR SUBJECT THE ISSUER, OR ANY SUBSIDIARY OR OTHER AFFILIATE OF THE ISSUER, TO THE REGISTRATION REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, WITH RESPECT TO THE SERIES B PREFERRED STOCK.

(C) Each certificate representing shares of Common Stock issued upon conversion of a share of Series B Preferred Stock shall bear the following legend, unless such share has been Transferred pursuant to a registration statement that has been declared effective under the Securities Act (and which continues to be effective at the time of such Transfer) or Transferred pursuant to Rule 144 under the Securities Act or any similar provision then in force (subject to the documentation requirements set forth in the legend below), or unless otherwise agreed by the Corporation in writing, with written notice thereof to the transfer agent for the Common Stock.

THE SHARES OF COMMON STOCK (OR THEIR PREDECESSORS) EVIDENCED HEREBY WERE ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR ANY STATE SECURITIES LAWS.

ACCORDINGLY, THE SHARES OF COMMON STOCK EVIDENCED HEREBY MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (I) TO THE CORPORATION OR ANY SUBSIDIARY (AS DEFINED IN THE CERTIFICATE OF DESIGNATIONS OF SERIES B PREFERRED STOCK OF THE CORPORATION) THEREOF, (II) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, (III) PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OR (IV) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT, IN THE CASE OF CLAUSES (III) AND (IV), TO THE RIGHTS OF THE ISSUER PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO THE ISSUER FROM THE TRANSFEROR AND/OR TRANSFEREE RELATING TO COMPLIANCE WITH SUCH TRANSFER RESTRICTIONS.

Section 15 No Preemptive Rights. No share of Series B Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options may be designated, issued or granted.

Section 16 Other Rights. The shares of Series B Preferred Stock shall not have any powers, designations, preferences or relative, participating, optional or other rights or qualifications, limitations, or restrictions thereof, other than as set forth herein or as provided by applicable law.

Section 17 Effective Date. This Certificate of Designations shall be effective at 8:00 A.M. Eastern Standard Time, on July 13, 2018 (the “Effective Date”).

[Remainder of Page left intentionally blank]

IN WITNESS WHEREOF, I have executed and subscribed this Certificate of Designations and do affirm the foregoing as true under penalties of perjury this 13th day of July, 2018.

THE WILLIAMS COMPANIES, INC.

By:	/s/ Joshua H. De Rienzis

Name:	Joshua H. De Rienzis
Title:	Corporate Secretary

Attest:

By:	/s/ Cher S. Lawrence

Name:	Cher S. Lawrence
Title:	Assistant Corporate Secretary

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO

CONVERT SHARES OF SERIES B PREFERRED STOCK)

The undersigned Holder hereby irrevocably elects to convert the number of shares of Series B Preferred Stock indicated below, represented by stock certificate No(s). [    ], into shares of Common Stock, par value $1.00 per share (the “Common Stock”), of THE WILLIAMS COMPANIES, INC., a Delaware corporation (the “Corporation”), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in the Certificate of Designations of Series B Preferred Stock.

Conversion calculations:

Number of shares of Series B Preferred Stock owned prior to Conversion:

Number of shares of Series B Preferred Stock to be Converted:

Address for delivery of physical certificates:

Or for DWAC Delivery:

DWAC Instructions:

Broker no:

Account no:

[HOLDER]

By:
Name:
Title
Date: